Exhibit 10.10
Promissory Note

Lender: Corporacion As de Oros, S,A,
Borrower: Inversiones La Ribera, S.A.
Amount: c24,085,471
Currency: Costa Rican Colones
Interest Rate: 24.00% fixed rate
Date of issuance: May 29, 2001
Due date: Due on demand